Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN  OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT

MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT

IF PUBLICLY DISCLOSED, AND HAS  BEEN MARKED WITH

“[***]” TO INDICATE WHERE OMISSIONS  HAVE BEEN MADE.

OPTION & EXCLUSIVE LICENSE AGREEMENT

This Option and Exclusive License Agreement (this “Agreement”) is dated November 5, 2020 (the “Effective Date”), between TScan Therapeutics, Inc., a Delaware corporation (hereinafter referred to as “Licensor”), and QIAGEN Sciences, LLC, a limited liability company under Delaware law with an address of 19300 Germantown Road, Germantown, MD 20874 (hereinafter referred to as “Licensee”). Each of Licensee and Licensor may be referred to herein as a “Party” or collectively as the “Parties”.

BACKGROUND

A. Licensor is the owner of right, title and interest in and to the inventions described in the Licensed Patents.

B. Licensee desires to evaluate Licensed Patents, and if it exercises the option as provided herein, to commercially develop, manufacture, use and distribute products and processes based upon or embodying the Licensed Patents throughout the world; and

C. Licensor is willing to grant Licensee the exclusive right to evaluate the Licensed Patents, subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE, the Parties agree as follows:

1. Definitions. For the purpose of the Agreement, the terms set forth hereinafter shall have the following meaning:

1.1 ”Affiliate” means any entity Controlling, Controlled by, or under common Control with a Party.

1.2 ”Control” means the holding of more than fifty percent (50%) of the voting stock or other voting ownership interests of the corporation or business entity involved.

1.3 ”Field” means only research and in vitro diagnostics uses for SARS-CoV-2 (or the detection of SARS-CoV-2), which may include, Research Use Only (RUO), Investigational Use Only (IUO), Analyte Specific Reagents (ASR), Laboratory Developed Tests (LDT) and In Vitro Diagnostic (IVD) products and services.

1.4 ”Improvements” means any improvement of any Licensed Patents, provided that the manufacture, use, offer for sale, or sale by Licensee of Licensed Products would, but for this Agreement, infringe a Valid Claim in a jurisdiction where such a Valid Claim exists.

1.5 ”License” shall have the meaning as attributed in Section 2.2.1.

1.6 “Licensed Know-How” means know-how or data relating specifically to the Material and/or use thereof in the Field. Licensed Know-How does not contain any patent or patent applications.

1.7 “Licensed Patents” shall mean the patent applications listed on Schedule A and, subject to Licensees’ notification obligation in Section 6.2, any patent application relating to, or any patent applications of Licensor based on the Material and any patents issued therefrom, as well as all patent applications and patents which claim priority to the foregoing and any patents issued therefrom, including all divisionals, continuations, and foreign equivalents of each of the foregoing.

1.8 “Licensed Products” means a product containing the Material.

1.9 “Licensed Technology” means Licensed Patents and Licensed Know-How

1.10 “Material” means the peptides listed in the Appendix A of the MTA.

1.11 “MTA” means the Material Transfer Agreement between the Parties, dated July 28, 2020, of which a copy is attached as Schedule B.

1.12 “Net Sales” means the total of the amounts invoiced by Licensee and its Affiliates, for Licensed Products sold less deductions for [***].

1.13 “Scientific Research Field” means the internal use by an end-user solely in SARS-CoV-2 scientific research applications of the end-user.

1.14 “Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, or otherwise to transfer or have transferred a Licensed Product for valuable consideration (in the form of cash or otherwise).

1.15 “Term” shall have the meaning set forth in Section 11.1.

1.16 “Territory” means worldwide.

1.17 “Multimers” shall mean [***].

1.18 “Third Party” means any party other than the Parties and their respective Affiliates.

1.19 “Valid Claim” means (a) for the first [***]years after Effective Date, a claim of an unexpired patent or pending application for a patent, wherein the claim (i) has not lapsed, (ii) has not expired, or (iii) has not been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can or is taken, and (b) after the [***] anniversary of the Effective Date, a claim of an unexpired patent or pending application, wherein the claim (i) has not lapsed, (ii) has not expired, (iii) has not been held to be invalid, unpatentable or otherwise unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can or is taken.

Option & Exclusive License Agreement

2. Grant.

2.1 Option.

2.1.1 Grant of Option. Licensor grants to Licensee an option for the License (as defined below) pursuant to Section 2.2 (the “Option”).

2.1.2 Option Exercise Period. “The Option Exercise Period” shall begin on Licensor’s receipt of the Option Fee in immediately available funds and shall terminate on the date that is one (1) year from the Effective Date. During the Option Exercise Period, Licensee shall use, on a non-transferable, non-exclusive basis, the Licensed Patents and Material for evaluation purposes only and shall not commercialize, market, distribute, sell or have sold any product or service involving a Licensed Patent or the Material. All intellectual property rights arising, created, or derived from, or relating to, the Material shall be owned by Licensor, Licensee will promptly disclose any such intellectual property rights to Licensor. Licensee hereby assigns all such intellectual property rights to Licensor, and Licensee shall not file or seek any intellectual property protection anywhere in the Territory with respect to the Material or claim any rights of ownership with respect to the Material. During the Option Exercise Period, Licensee will notify Licensor in writing if Licensee believes as a result of its evaluation that it would be in the best interests of the parties for Licensor to file a patent application in a particular jurisdiction in the Territory with respect to an intellectual property right arising from the Material. Licensor shall promptly file a patent application in such jurisdiction, and Exhibit A shall be automatically amended to include such patent application without further action by the parties.

2.1.3 Option Exercise. Licensee in its sole discretion may decide at any time during the Option Exercise Period to exercise its Option by notifying Licensor of its intention in writing, pay the Option Exercise Fee, and an exclusive license to the Licensed Patents, pursuant to the terms of this Agreement.

2.2 License.

2.2.1 Grant of License Rights. Subject to and only upon the timely exercise of the Option in accordance with this Agreement, to Licensee’s full compliance with the terms and conditions of this Agreement, and on Licensor’s receipt of the Option Exercise Fee, Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, a royalty-bearing, worldwide, sublicensable (in accordance with Section 2.2.3), exclusive license, under the Licensed Technology, to use, have used, make, have made, market, sell and have sold Licensed Products but, in each case in (and only in) the Field (the “License”). Notwithstanding the foregoing, Licensor shall not be restricted from conducting research or developing or commercializing products for or related to the treatment of SARS-CoV-2. Notwithstanding the foregoing Licensor has the right to grant to one (1) Third Party at a time, a worldwide, non-sublicensable, co-exclusive license, under the Licensed Technology, to use, have used, make, have made, market, sell and have sold and otherwise fully exploit Multimers solely under the Third Parties own trademarks, and in each case, in (and only in) the Scientific Research Field.

Option & Exclusive License Agreement

2.2.2 Extension to Licensee Affiliates. The rights granted to Licensee under this Article 2 and Licensee’s obligations under this Agreement shall extend to Licensee’s Affiliates and Licensee may subcontract any part of its obligations under this Agreement to its Affiliates; provided, that (a) each such Affiliate shall be bound by the terms of this Agreement, (b) Licensee shall remain responsible for the fulfillment and performance of all obligations under this Agreement by each such Affiliate, and (c) the extension of the rights granted herein to an Affiliate will cease at such time as such Affiliates ceases to be an Affiliate of Licensee.

2.2.3 Sublicenses. During the Term, Licensee shall have the right to grant sublicenses of its rights granted under the License, provided that (i) no sublicense exceeds the scope of the license granted in this Section, , (ii) each sublicense includes obligations of the sublicensee that require at least the level of indemnification, reporting, confidentiality and audit and inspection rights in favor of Licensor as those set forth herein, (iii) Licensee diligently enforces such obligations against each sublicensee, and (iv) Licensee is liable to Licensor for any failure by any sublicensee to comply with obligations relating to payment, reporting, confidentiality and audit and inspection rights. Licensee shall promptly (but in any event, within [***]days) furnish Licensor with a fully signed photocopy of any sublicense agreement.

3. Fees.

3.1 Option Fee. At the receipt of a one-time non-refundable, non-creditable payment of USD $[***] (the “Option Fee”), Licensor grants to Licensee the Option to the License. Licensor will send an Option Fee invoice to Licensee immediately after the Effective Date.

3.2 Option Exercise Fee. On exercise of the Option, Licensee shall pay Licensor a non-refundable, non-creditable one-time payment of USD $[***] (the “Option Exercise Fee”) within [***] days of the confirmation of the Licensor of receipt of the exercise notification and the receipt of a respective invoice. Licensee in its sole discretion may decide at any time during the Option Exercise Period to exercise its Option.

3.3 Milestone Fee. Licensee shall pay Licensor a one-time non-refundable, non-creditable payment of USD $[***] upon launch of the first IVD product (i.e., cleared or approved by the United States Food and Drug Administration or certified as CE-IVD in the European Union).

4. Royalties, Records and Reports, Payment.

4.1 Royalties.

(a) During the Term, Licensee will pay Licensor royalties of [***] of Net Sales of Licensed Products made, used, imported, exported, distributed, offered for sale or sold in a country where, absent the rights granted hereunder, the manufacturing, sale or use would infringe at least one Valid Claim of the Licensed Patents.

(b) During the Term, Licensee will pay Licensor royalties of [***] of Net Sales of Licensed Products made, used, imported, exported, distributed, offered for sale or sold in a country where, absent the rights granted hereunder, the manufacturing, sale or use would not infringe at least one Valid Claim of the Licensed Patents.

Option & Exclusive License Agreement

(c) Sales among Licensee and its Affiliates shall be disregarded for purposes of computing royalties unless the Affiliate is the end consumer of the Licensed Product, in which case, such royalties shall be calculated in accordance with Section 4.1(a) or (b), as applicable. For clarification the foregoing shall not include the use of a Licensed Product by an Affiliate in internal research or development, marketing, quality assurance, quality control, clinical trials, registration and validation and no royalty shall be due on Licensed Products used for such purposes.

4.2 Royalty Stacking. In the event Licensee cannot use or dispose of a Licensed Product without infringing a third party patent, and Licensee is legally or contractually obligated to pay a royalty to such third party for such right, Licensee may reduce the royalties payable hereunder for such Licensed Product by [***]% of the amounts payable to such Third Party(ies), but in no event below [***]% of the royalties that would otherwise be paid to Licensor for such Licensed Product.

4.3 Sublicensing Receipts. Licensee shall pay to Licensor a royalty equal to [***] of all consideration, including without limitation all fees, receipts, revenue, royalties (which in no case shall fall below [***]% of Net Sales) collections, equity, and other amounts or property, payable to or received by Licensee in connection with the grant or maintenance of sublicenses of any rights to Licensed Products or Licensed Patents to non-Affiliated third parties.

4.4 Records. Licensee shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable by way of royalty or by way of any other provision under this Agreement for itself and shall require each of its sublicensed Affiliates to perform likewise. Such books and the supporting data shall be open at all reasonable times during normal business hours and upon reasonable advance notice, for [***] years following the end of the calendar quarter to which they pertain, to the inspection of an independent certified public accountant retained by Licensor and reasonably acceptable to Licensee for the purpose of verifying Licensee’s royalty statements in respect of sales by Licensee and/or its Affiliates for the sole purpose of determining compliance with this Agreement. If in dispute, any such records shall be kept until the dispute is settled. The inspection of records shall be limited to once per calendar year and shall be at Licensor’s sole cost unless the inspector concludes that royalties reported by Licensee for the period being audited are understated by [***] or more from actual royalties, in which case the underpayment, together with interest thereon, will be due within [***] days and the reasonable costs and expenses of such inspection shall be split and reasonable costs and expenses incurred to collect such amounts shall be paid by Licensee. In case that the audit reveals an overpayment by Licensee, such overpaid royalties shall be refunded within [***] days

4.5 Royalty Reports and Payment.

4.5.1 Earned Royalty Report. Licensee shall, within [***] days after the first day of January, April, July, and October of each year, deliver to Licensor a true and accurate royalty report in the form of Schedule C attached herein for Net in the Territory. Such reports shall give such particulars of the business conducted by Licensee and its Affiliates during the preceding three (3) calendar months as are pertinent to an accounting for royalty under this Agreement and shall include at least the following:

Option & Exclusive License Agreement

(a) Itemized quantities Licensed Products that are sold by Licensee and its Affiliates during those three (3) months;

(b) Net Sales of each Licensed Product;

(c) The calculation of royalties;

The royalties due, and if no royalties are due, it shall be so reported; and simultaneously with the delivery of each royalty report, Licensee shall pay to Licensor the royalty due under this Agreement for the period covered by such report.

4.5.2 Payments. All amounts payable hereunder by Licensee shall be payable in immediately available USD and shall be wire transferred, in accordance with the wire instructions listed below. Licensee shall be responsible for all bank transfer charges. The payment by wire will include a specific reference to this Agreement and the applicable provision in the “comments” field.

Wire Instructions

[***]

4.6 Currency Conversion. For the purpose of computing payments made in a currency other than USD, such currency shall be converted into USD at the conversion rates used by Licensee in the rest of its business to consolidate foreign currencies, provided only that such rates are obtained from a credible source and are applied in a manner consistent with generally accepted accounting principles used in the United States.

Option & Exclusive License Agreement

4.7 Withholding Tax. Any payments made by Licensee to Licensor under this Agreement shall be free and clear of any taxes, duties, levies, fees or charges, and such amounts shall be reduced by the amount required to be paid or withheld pursuant to any applicable law (“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, Licensor. Licensee, as applicable, shall submit to Licensor reasonable proof of payment of the Withholding Taxes, together with an accounting of the calculations of such taxes, within days after such Withholding Taxes are remitted to the proper authority. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

5. Patent Maintenance and Prosecution.

5.1 Authority.

(a) During the term of the Option Exercise Period and the Term, Licensor shall be solely responsible for managing files and covering costs related to applications for the grant, examination, extension, renewal and defense of the Licensed Patents. Licensor will inform Licensee on receipt of written request, but no more than semi-annually, in writing of the state of progress of all procedures relating to the Licensed Patents.

(b) Licensor will provide Licensee with copies of all written communications to and from any patent office with respect to the patent applications and patents contained in the Patents. Licensor will not abandon the prosecution of any patent application or abandon or discontinue the maintenance of any patent or patent application included in the Licensed Patent rights, without the prior written notice to Licensee. Licensee shall immediately notify Licensor of all matters of which Licensee become aware that affects, or reasonably could affect, the preparation, filing, prosecution, defense, or maintenance of the Licensed Patents. Licensee shall assist Licensor in seeking a term extension/supplementary protection certificate if requested by Licensor.

(c) Title to all such patents and patent applications in the Licensed Patents shall reside in Licensor.

5.2 Enforcement of Third Party Infringement.

(a) Upon receiving notice of alleged infringement of any Licensed Patent in the Territory, or having a declaratory judgment action alleging invalidity or noninfringement of any Licensed Patent in the Territory brought against it, Licensee shall promptly provide written notice to Licensor of the alleged infringement or declaratory judgment action, as applicable, and a copy of all pleadings and correspondence relating thereto.

(b) Regarding infringements or declaratory judgment action brought by third parties of the Licensed Patents, Licensor and Licensee hereby agree that Licensor shall, at its sole cost and expense and in its sole discretion, may but without obligation take commercially reasonable steps to enforce or defend any Licensed Patent and to terminate such infringement or declaratory judgment action. If Licensor determines that the Licensed Patents are being infringed in a country where it is commercially feasible to enforce such Licensed Patent and declines to take actions to enforce or defend such Licensed Patent at its own

Option & Exclusive License Agreement

cost and expense within [***]of such determination, royalty payments from Net Sales of Licensed Products in that country will be reduced to [***] for the period that Licensor fails to enforce or defend such Licensed Patent. Licensor shall control, settle, and prosecute any litigation arising from such third party infringement or declaratory judgment action. Licensee shall assist Licensor and reasonably cooperate in any such actions set forth above at Licensor’s request and expense, including without limitation executing any documents reasonably necessary to permit Licensor to prosecute any suit, join Licensor as a plaintiff as necessary or advisable to maintain standing, and make available Licensee’s employees and Affiliates and relevant records to assist in and to provide evidence for such suit. Any damages, awards or settlements resulting from an infringement claim shall be retained, for its own account, by Licensor and used to reimburse Licensor for any reasonable cost or expense incurred during litigation. The remainder of the recovered damages, awards or settlements, if any, from an infringement claim shall first be paid to Licensor to make it whole for the amount it would have received but for the reduction in the royalty percentage and the balance will be treated as Sublicensing Income for the purpose of royalty payments. Licensee will not settle or compromise any litigation, proceeding, or claim without Licensor’s prior written consent if the settlement or compromise imposes any liability or obligation on Licensor or does not contain an unconditional release of Licensor.

(c) If Licensor elects not to terminate infringement as described in the foregoing paragraph, then it shall so notify Licensee in writing, and Licensee may, in its sole judgment and at its own expense, take steps to enforce Licensed Patents in a manner consistent with the terms and provisions hereof. Any damages, awards or settlements resulting from such an infringement claim shall be retained, for its own account, by Licensee and be used to reimburse Licensee for any cost or expense incurred during this litigation. The remainder of the recovered damages, awards or settlements attributed to the Licensed Patents, if any, shall be shared between Licensor and Licensee [***], respectively.

(d) Licensee will not settle any litigation or compromise any claim arising from or relating to a Licensed Product that includes an obligation of Licensor without the prior written consent of Licensor, which consent will not be unreasonably withheld.

6. Improvements.

6.1 Summary of Improvements. If Licensor files a patent application anywhere in the Territory for any Improvement, Licensee may request a summary of the Improvement and a copy of the patent application with respect to the Improvement from Licensor.

6.2 License to Improvements. Licensee may include any patent application claims covering Improvements as a Licensed Patent under this Agreement at no additional cost other than the costs set forth in this Agreement by providing written notice to Licensor within [***] days after publication of such patent application identifying the Improvement patent applications Licensee chooses to include as a Licensed Patent. If Licensor concurs with such determination, such patent applications will be deemed to be a Licensed Patent effective on Licensee’s notice to Licensor in accordance with Section 14.5 of this Agreement.

Option & Exclusive License Agreement

7. Confidentiality, No Publicity.

(a) Each Party shall (i) maintain the terms of this Agreement and any confidential or proprietary information, including without limitation know-how, trade secrets, technology, and financial information, exchanged, disclosed, observed, acquired, or learned in connection with this Agreement (“Confidential Information”) in confidence during and for a period of [***] years after the termination of this Agreement; (ii) limit dissemination to those of its and its Affiliates’ employees who require such Confidential Information in order to perform this Agreement; (iii) not disclose such Confidential Information to any other person or entity; and (iv) use such Confidential Information only and exclusively to the extent necessary to perform its obligations and enforce its rights under this Agreement. Notwithstanding the foregoing, either Party may disclose the terms of this Agreement (without the consent of the other Party) to its potential investors or acquirers in confidence in connection with bona fide due diligence activities. Further, Licensor may disclose Confidential Information to Brigham and Women’s Hospital, Inc. (“BWH”) but only if and to the extent TScan is required to do so to comply with its obligations under the Exclusive Patent License Agreement between TScan and BWH (e.g., royalty reports).

(b) Notwithstanding any other provision of this Agreement, Confidential Information shall not include any item of information which: (i) is within the public domain prior to the time of the disclosure by the disclosing Party, or thereafter becomes within the public domain, other than as a result of disclosure by the receiving Party or any of its representatives in violation of this Agreement; (ii) was, on or before the date of disclosure in the possession of the receiving Party, as evidenced by records, however maintained without use or reference to Confidential Information (ii) is acquired by the receiving Party from a third party having the right to disclose without burden of confidentiality; (iv) is hereafter independently developed by the receiving Party without use of or reference to Confidential Information, as evidenced by written records, however maintained.

(c) The receiving Party may make disclosures compelled by law (including regulations promulgated by applicable security exchanges), laws to which Licensor is subject, regulation, subpoena or court order to disclose any of the Confidential Information, provided the receiving Party must: (i) promptly notify the disclosing Party before disclosing Confidential Information to allow the other Party to participate in the proceeding; (ii) reasonably assist the disclosing Party to obtain a protective order or other remedy of disclosing Party’s disclosure; (iii) provide disclosing Party prior review of any disclosure; (iv) only provide that portion of the Confidential Information that is legally required; and (v) make reasonable efforts to obtain reliable assurance that the Confidential Information will be maintained in confidence.

(d) Given the nature of the Confidential Information and the damage that would result to the disclosing Party upon unauthorized disclosure, use or transfer of their Confidential Information to any third party, the Parties agree that monetary damages would not be a sufficient remedy for any breach or threatened breach of this Section 7. In addition to all other remedies, disclosing Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 7 by the receiving Party. The allegedly breaching Party agrees to waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such remedy hereunder.

Option & Exclusive License Agreement

8. Assignment/Transferability.

8.1 Assignment by Licensee. The rights to be granted hereunder are specific to Licensee and shall not be assigned, or otherwise transferred by Licensee to any other party, without the prior written consent by Licensor given in its sole discretion. Licensee may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder in connection with the merger of such company or a sale or other transfer of Licensee’s entire business or all or substantially all of that part of Licensee’s business to which the license granted hereby relates, provided, in all such cases, that Licensee provides Licensor with prior written notice of any such assignment or transfer and any such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement or is so bound by operation of law. In addition, without limiting any other rights of Licensee under this Agreement, Licensee may assign or otherwise transfer this Agreement and its rights and licenses hereunder to any Affiliate without the consent of Licensor, provided that Licensee provides Licensor with prior written notice of any such assignment or transfer and the Assignee has agreed in writing to be bound by the terms and provisions of this Agreement or is so bound by operation of law.

8.2 Assignment by Licensor. Licensor may freely assign all or any part of its rights and obligations under this Agreement at any time with written notice of Licensee. Licensee agrees to execute such further acknowledgments or other instruments as Licensor may reasonably request in connection with such assignment.

9. Representations; Warranties; Negation of Warranties.

9.1 Mutual. Each Party represents and warrants to the other Party that (i) it is a valid legal entity existing under the laws of the state or country of its incorporation or organization with the power to own all of its properties and assets and to carry on its business as it is currently being conducted; (ii) the execution and delivery of this Agreement by such Party has been duly authorized by all necessary corporate or organizational action; (iii) it has, and will retain throughout the Term, the full right, power, and authority to enter into this Agreement; and (iv) this Agreement is the legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms.

9.2 Licensor. Licensor represents and warrants as of the Effective Date that:

(a) To Licensor’s knowledge, no third party is misappropriating, infringing, diluting, or violating the Licensed Patents and no such claims have been brought against any third party by the Licensor.

(b) To Licensor’s knowledge, Licensor is the owner of all right, title and interest in and to each of the Licensed Patents.

Option & Exclusive License Agreement

(c) To Licensor’s knowledge, none of the Licensed Patents are involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened in writing with respect to any such patent or patent application.

9.3 Disclaimer. NEITHER LICENSOR NOR ITS SUPPLIERS MAKE ANY REPRESENTATION OR WARRANTY EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9 OF THIS AGREEMENT, AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, USAGE, AND TRADE PRACTICE, WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENTS; THAT ANY PATENT WILL ISSUE BASED UPON ANY OF THE PENDING PATENT RIGHTS; OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCTS WILL NOT INFRINGE INTELLECTUAL PROPERTY RIGHTS. IN NO EVENT WILL LICENSOR BE LIABLE TO LICENSEE FOR LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE, OR ANY OTHER CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES.

10. Indemnification.

10.1 Indemnity. Licensee will indemnify, defend, reimburse, and hold harmless Licensor, and their respective directors, officers, affiliates, employees, agents, consultants, and advisors (“Licensor Indemnitees”) from and against all claims, liabilities, obligations, demands, damages, fines, fees, costs, expenses (including reasonable attorney fees and costs) and losses arising from or relating to (a) death, personal injury, illness, and property damage arising from or relating in any way to this Agreement, including the Licensed Products in countries with or without a Valid Claim; (b) the use or misuse by or on behalf of the Licensee, its Affiliates, sublicensees, and their respective customers, suppliers, independent contractors and other third party persons, of any of the Licensed Patents, or the Licensed Products in countries with or without a Valid Claim; (c) Licensee’s or its Affiliates’ or sublicensees’ design, manufacture, distribution, storage, sale, import, and/or use of Licensed Products; (d) performance by or on behalf of the Licensee, its Affiliates, sublicensees, and their respective customers, suppliers, independent contractors and other third party persons of Licensed Products in countries with or without a Valid Claim; (e) Licensee’s and/or its Affiliates’ or its sublicensees’ negligence or willful misconduct; (f) any and all payments imposed on Licensor which are payable by Licensee or its Affiliates or any of its sublicensees; or (g) Licensee’s or its Affiliates’ or sublicensees’ breach of its representations or obligations under this Agreement. Licensor will reasonably cooperate with Licensee, at Licensee’s request and expense, in the defense of any third party claim indemnified by Licensee; provided that under no circumstances will Licensee or any party acting on its behalf make any admissions of fault or create any obligation (including any settlement) which is binding on any Licensor Indemnitees without the express prior written consent of the Licensor Indemnitees.

Option & Exclusive License Agreement

10.2 Indemnification Procedure. A party seeking indemnification or reimbursement hereunder shall give the other party prompt written notice of any such claim or law suit (including a copy thereof) served upon it and shall fully cooperate with the indemnifying party and its legal representatives in the investigation of any matter the subject of indemnification. The indemnifying party shall have full control over the proceedings, including but not limited to, selection of counsel to tender appearance for the indemnifying party and for the indemnified party, provided, however, that the indemnified party shall have the right to retain its own counsel, at its sole expense, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate because of potential differences in the interests of such indemnified party and any other party represented by such counsel. The indemnified party shall promptly sign any and all reasonably necessary documents for the selection of counsel, such as a joint defense agreement, and shall not unreasonably withhold its consent to conflict waivers. However, if the indemnifying party fails or chooses not to assume full control of the proceedings, the indemnified may do so. The indemnified party’s attorney’s fees shall be limited to those necessary for complying with the indemnifying party’s requests for support that necessarily call for the use of the indemnified party’s counsel (e.g., preparing a witness for deposition), unless the indemnified party assumes full control of the proceedings. The party seeking indemnification shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by Section 9.1, as applicable, will cooperate with counsel of the indemnifying or reimbursing party, and reserves the right to engage its own counsel to assist in the defense at the expense of the indemnifying party.

11. Term and Termination.

11.1 Term. The Option is granted to Licensee for the Option Exercise Period as of the Effective Date and this Agreement will expire automatically thereafter if the Option is not exercised within the Option Exercise Period in accordance with the terms of this Agreement. If the Option is exercised during the Option Exercise Period in accordance with the terms of this Agreement, the License is granted to Licensee as of the date of exercising the Option and will – together with the entire Agreement – expire upon the later of (i) expiration of the last to expire Valid Claim of the Licensed Patents or (ii) 15 years from the Effective Date, unless terminated earlier in accordance with this Agreement, in which case the period of the term shall end at the date of termination (the “Term”). After the expiration (but not termination) of such Term in such country the License shall become non-exclusive and royalty free.

11.2 Termination by Licensee. Licensee may terminate this Agreement for any reason on 60 days’ written notice to Licensor.

11.3 Termination by Licensor. Licensor may terminate this Agreement:

11.3.1 Insolvency. Immediately if at any time and in any jurisdiction, Licensee shall file a petition for bankruptcy or insolvency or similar procedure, or if Licensee shall be served with an involuntary petition for bankruptcy, insolvency, or similar proceeding against it and such petition is not dismissed within [***] days after its filing, or if Licensee shall propose or be a party of any dissolution, receivership, assignment to creditors, or liquidation procedure.

11.3.2 Material Breach. Upon any material breach or default under this Agreement by Licensee or an Affiliate, including the failure to pay any money owed under this Agreement, this Agreement may be terminated by Licensor upon [***] days written notice to Licensee, unless during said period and to Licensor’s satisfaction Licensee fully cures such breach or default and notifies Licensor of such cure.

Option & Exclusive License Agreement

11.3.3 Challenges to Validity or Enforceability. Immediately if Licensee or its Affiliates or sublicensees challenges, or institutes any action or proceeding that challenges, the validity or enforceability of any of the Licensed Patents and upon [***] days written notice to Licensee if any sublicensee challenges, or institutes any action or proceeding that challenges, the validity or enforceability of any of the Licensed Patents (unless during such [***] day period Licensee terminates the applicable sublicense agreement with such sublicensee).

11.4 Consequences of Termination.

(a) Upon termination of this Agreement as provided herein, Licensee shall stop, and shall cause its Affiliates and each sublicensee to stop, selling and offering for sale, and/or providing Licensed Products, and all rights and licenses granted to Licensee by Licensor hereunder and all sublicenses shall immediately terminate. Notwithstanding the foregoing, except for termination by Licensee pursuant to Section 11.2 or Licensor pursuant to Section 11.3, Licensee and its Affiliates and sublicensees shall have the right to continue selling, for a period of time not to exceed [***] months following the effective date of termination of this Agreement, those Licensed Products manufactured and possessed by it prior to the effective date of termination of this Agreement. Licensee will continue to comply with its obligations to report to Licensor and to pay royalties as to the sale of such Licensed Products.

(b) Licensee’s obligations to report to Licensor and to pay royalties as to the sale of Licensed Products or performance hereunder pursuant to the Agreement prior to termination or expiration of the Agreement or as contemplated by Section 11.4 shall survive such termination or expiration of this Agreement.

(c) Each Party will promptly return to the other Party or delete or destroy the Confidential Information of the other Party (except that each Party may retain one copy of the other Party’s Confidential Information solely for archival purposes or as required by applicable law), and will deliver a certificate signed by one of its authorized officers that is has done so. Licensor may also retain and use Licensee’s Confidential Information to enforce its rights under this Agreement.

(d) The following Sections will survive termination or expiration of this Agreement: Section 1 (Definitions), Section 4 (Royalties; Records and Reports; Payment), Section 7 (Confidentiality; No Publicity), Section 10 (Representations; Warranties; and Negation of Warranties), Section 10 (Indemnification); Section 11.4 (Consequences of Termination), Section 13 (Insurance), and Section 14 (General).

12. Compliance with Law.

(a) Licensee shall, and shall cause its Affiliates and sublicensees, to comply with all foreign, federal, state, and local laws, rules, ordinances, and regulations with respect to this Agreement, whether or not a Valid Claim exists in a country.

Option & Exclusive License Agreement

(b) Licensee shall comply, and shall cause its Affiliates and sublicensees to comply, with all foreign, federal, state, and local laws, rules, ordinances, and regulations with respect to (i) the Licensed Patents, (ii) the manufacture, marketing, import, use, and sale of the Licensed Products, (iii) the operation of their respective businesses. Licensee also agrees, and shall cause its Affiliates and sublicensees, to comply with all patent marking laws in each jurisdiction in the Territory, the patent markings required of Licensee by Licensor.

(c) Licensee acknowledges that it is subject to all United States laws and regulations (including the Export Administration Act of 1979 and the Arms Export Control Act (collectively, the “Export Acts”)) that control the export of technical data, computer software, laboratory prototypes, biological material and other commodities, including without limitation, the Materials and Technical Information. The transfer of those items may require a license by Licensee from the Government or written assurances by Licensee that it will not export such items to certain foreign countries without prior approval from the Government.

(d) Licensee will at all times (a) comply with the Export Acts and obtain all required export licenses and approvals necessary to comply with the Export Acts and any other applicable law; and (b) be solely responsible for ensuring that the Licensed Products comply with all applicable laws, rules, regulations, orders, decrees, judgments and other governmental acts of any foreign governmental authorities having jurisdiction over Licensee or the Licensed Products (including any health and safety rules and regulations and any patent, copyright, trademark or other infringement laws).

13. Insurance. Licensee will maintain and provide evidence of general and product liability insurance with deductibles and minimum limits of liability in amounts commensurate with industry standards and Licensee’s business, but not less than USD $[***] per occurrence, and sufficient to satisfy its obligations under this Agreement, including with respect to its indemnification obligations. The insurance coverage must be written by insurers licensed to provide insurance coverage in the United States and shall insure against all liability, including but not limited to, bodily injury or property damage arising out of the manufacture, sale, distribution, marketing, development or commercialization of Licensed Products. Evidence of insurance coverage, and payments of premiums, including without limitation certificates of insurance, shall be provided to Licensor upon request.

14. General.

14.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the United States and of the state of New York excluding the provisions of conflicts of laws or choice of laws. Any disputes arising out of or in connection with this Agreement shall be settled by the competent federal or state court of New York, except as to any issue which depends upon the validity, scope or enforceability of any patent within Licensed Patents which issue shall be determined in accordance with the laws of the territory in which such Licensed Patents exist. Each Party hereby agrees and does submit to the jurisdiction and venue of the federal and state courts located in New York.

Option & Exclusive License Agreement

14.2 Severability. Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision.

14.3 Amendments and Waivers. Any changes or modifications of this Agreement must be made in writing and signed by both Parties. Neither the failure nor any delay on the part of any Party to exercise any right under this Agreement will operate as a waiver, nor will any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor will any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence. All waivers must be in writing and signed by the waiving Party.

14.4 Counterparts and Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which will together be deemed to constitute one agreement. The Parties agree that the execution of this Agreement by exchanging pdf signatures, and/or by industry standard electronic signature software, shall have the same legal force and effect as the exchange of original signatures. In any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

14.5 Notices. All notices and other communications under this Agreement will be in writing and will be deemed to have been given (a) when delivered, if delivered personally; (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or email (in each case with confirmation of transmission) if sent during the recipient’s normal business hours, and on the next business day if sent after the recipient’s normal business hours. The address for such notices will be:

Licensor: TScan Therapeutics, Inc.

Att: Shane Maltbie, Vice President of Finance

Address: 830 Winter Street, Waltham, MA 02451

Email: [***]

Licensee: QIAGEN Sciences, LLC

Att: QIAGEN Legal Department

Address: 19300 Germantown Road, Germantown, MD 20874

Fax: [***]

Email: [***]

Either Party may by written notice to the other party designate a different address and/or contact information.

14.6 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever

Option & Exclusive License Agreement

14.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral, prior or contemporaneous agreements, or understandings with respect thereto.

IN WITNESS WHEREOF, the Parties have executed this Option and Exclusive License Agreement as follows:

Licensor: TScan Therapeutics, Inc.		Licensee: QIAGEN Sciences, LLC

By:	/s/ Shane Maltbie	By:	/s/ Thierry Bernard
Name:	Shane Maltbie	Name:	Thierry Bernard
Title:	Vice President of Finance	Title:	Chief Executive Officer

Option & Exclusive License Agreement

Schedule A

Licensed Patents

[***]

Schedule B

Copy of the MTA

[***]

Option & Exclusive License Agreement

Schedule C

Form of Royalty Report

[***]

Option & Exclusive License Agreement